Exhibit 4.25

AWARD AGREEMENT FOR DEFERRED STOCK

FOR NON-EMPLOYEE DIRECTORS UNDER THE

VASCO DATA SECURITY INTERNATIONAL, INC.

2009 EQUITY INCENTIVE PLAN

THIS AWARD AGREEMENT FOR DEFERRED STOCK (this “Agreement”) is made as of January 4, 2018  (the “Effective Date”), between VASCO DATA SECURITY INTERNATIONAL, INC. (the “Company”) and the undersigned non-employee director of the Company (the “Grantee”).

WHEREAS, the Company maintains the VASCO Data Security International, Inc. 2009 Equity Incentive Plan (the “Plan”) for the benefit of its employees, directors, consultants, and other individuals who provide services to the Company; and

WHEREAS, the Plan permits the issuance of shares of the Company’s Common Stock under various forms of award, subject to certain terms, conditions and restrictions; and

WHEREAS, to compensate the Grantee for his or her service as a director of the Company, the Company wishes to award the Grantee the right to receive a number of shares of Common Stock, subject to the restrictions and on the terms and conditions contained in the Plan and this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.        Grant of Deferred Shares.  The Company hereby grants to the Grantee an award of X,XXX shares (the “Deferred Shares”) of the Company’s common stock, par value of $.001 per share (the “Common Stock”) in the quantity specified on the signature page hereto subject to the terms and conditions set forth herein and in the Plan and subject further to adjustment as provided in Section 3.3 of the Plan.  The Deferred Shares granted hereunder represent the unfunded and unsecured right to require the Company to deliver to the Grantee one share of Common Stock for each Deferred Share.  The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein.  Capitalized terms used but not defined herein will have the same meaning as defined in the Plan.

2.         Vesting of Deferred Shares.  The Deferred Shares are subject to forfeiture to the Company until they become non-forfeitable in accordance with this Section 2.

(a)        Vesting.  The Deferred Shares will become non-forfeitable on the first anniversary of the Effective Date (the “Vesting Date”), provided that the Grantee has, from the date hereof, continuously served as a director of the Company through the Vesting Date.

(b)        All Unvested Shares Forfeited Upon Cessation of Service.  Subject to the remainder of this Section 2, upon cessation of Grantee’s service as a director of the Company for any reason or for no reason (and whether such cessation is initiated by the Company, the Grantee or otherwise):

(i)         any Deferred Shares that have not, prior to the effective date of such cessation, become non-forfeitable will immediately and automatically, without any action on the part of the Company, be forfeited; and

(ii)        the Grantee will have no further rights with respect to those Deferred Shares.

(c)         Acceleration on Death or Disability. If the Grantee ceases to be a director of the Company by reason of the Grantee's death or physical disability, all outstanding but unvested Deferred Shares shall become immediately vested. The term “disability” means a medically determinable mental or physical impairment that, in the opinion of the Board, causes the Grantee to be unable to perform Grantee’s duties as a director of the Company.

(d)        Acceleration upon a Change in Control. Upon a Change in Control of the Company, all outstanding but unvested Deferred Shares shall become immediately vested and non-forfeitable.

(e)        Acceleration upon Retirement.  If the Grantee ceases to be a director of the Company by reason of the Grantee’s Retirement (as defined below), all outstanding but unvested Deferred Shares shall become immediately vested.  The term “Retirement” for this Agreement shall have both of the following meanings (and only one of which need be satisfied): (i) the definition in the Plan,  or (ii) regardless of the director’s age, with respect to any director who has served as a director for at least ten consecutive years, the Grantee’s Termination of Service upon expiration of the Recipient’s term of service following Recipient’s declination to stand for nomination for a new annual term as director.

3.         No Voting Rights; Dividend Equivalents. The Grantee shall have no rights as a shareholder of the Company with respect to the Deferred Shares subject to this Agreement (including the right to vote or receive dividends) until the underlying Common Stock is issued to the Grantee in accordance with Section 4. The Grantee will not be entitled to receive cash payments representing any dividend equivalents paid or payable with respect to the Common Stock underlying the Deferred Shares.

4.         Delivery of Common Stock Underlying Deferred Shares.

(a)       Unless delivery is elected otherwise by the Grantee pursuant to Section 4(b) below, the Company will deliver vested shares of Common Stock with respect to the Deferred Shares to the Grantee within 10 business days upon the earliest to occur of: (i) the Grantee’s cessation of service as a director of the Company, or (ii) a Change in Control (as defined in the Plan), but only if such Change in Control also constitutes a “change in control” of the Company within the meaning of Section 409A of the Code (in each case, the date of delivery of such shares is referred to as a “Delivery Date”).

(b)      The Grantee may elect in the alternative to receive the Deferred Shares upon vesting after the annual vesting period has been met pursuant to an election form provided by the Company. The Grantee may not elect to defer the receipt of the shares of Common Stock underlying the Deferred Shares beyond the Delivery Date provided for in Section 4(a).

5.         Restrictions on Transfer.  The Grantee may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Deferred Shares subject to this Agreement until such time as the shares of Common Stock underlying the Deferred Shares are issued to the Grantee in accordance with Section 4.  The Grantee may designate beneficiaries to receive the shares of Common Stock underlying the Deferred Shares subject to this Agreement if the Grantee dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Grantee fails to designate a beneficiary, such Common Stock will be delivered to the Grantee’s estate.

6.         Tax Consequences.  The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant or vesting of the Deferred Shares or the delivery of the Common Stock underlying the Deferred Shares. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

7.         Securities Laws.  The Company may from time to time impose any conditions on the Deferred Shares or the shares of Common Stock underlying the Deferred Shares as it deems necessary or advisable to ensure that the Plan satisfies the conditions of Rule 16b-3 or other applicable laws.

8.         General Provisions.

(a)        This Agreement, together with the Plan, represent the entire agreement between the parties with respect to the purchase of the Deferred Shares and may only be modified or amended in a writing signed by both parties.

(b)        Any notice, demand or request required or permitted to be given by either the Company or the Grantee pursuant to the terms of this Agreement shall be in writing and shall be deemed given on the date and at the time delivered via personal, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed, on the date five days after the date of the mailing (which shall be by regular, registered or certified mail).  Delivery of a notice by telecopy (with confirmation) shall be permitted and shall be considered delivery of a notice notwithstanding that it is not an original that is received.  Any notice to Grantee under this Agreement shall be made to Grantee at the address listed in the Company’s personnel files.  If directed to the Company, any such notice, demand or request shall be sent to the Company’s principal executive office, c/o the Company’s Secretary, or to such other address or person as the Company may hereafter specify in writing.

(c)       The Company may condition delivery of certificates for the shares of Common Stock underlying the Deferred Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.

(d)        The Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Deferred Shares subject to all of the terms and provisions of the Plan, as amended from time to time.  Pursuant to the Plan, the Board and the Committee are authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as they deem appropriate.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board and the Committee upon any questions arising under the Plan.

(e)       The award of Deferred Shares granted hereunder is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code.

(f)         Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

(g)        Neither this Agreement nor any rights or interest hereunder shall be assignable by the Grantee, Grantee’s beneficiaries or legal representatives, and any purported assignment in violation hereof shall be null and void.

(h)        Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(i)         The grant of Deferred Shares hereunder will not confer upon the Grantee any right to continue in service with the Company or any of its subsidiaries.

(j)         This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts or choice of laws.

(k)        This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. The parties confirm that it is their wish that this Agreement may be executed by means of electronic signature.

[Signature Page Follows]

SIGNATURE PAGE TO

AWARD AGREEMENT FOR DEFERRED STOCK

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement intending it to be effective as of the first date written above.

VASCO DATA SECURITY INTERNATIONAL, INC.

By: ___________________________________________

Its: ___________________________________________

GRANTEE

Name: ________________________________________

Signature: ______________________________________

AWARDED SHARES: ___________________

VASCO Data Security International, Inc. (the "Company")

Non-Employee Director Deferral Election for Shares

To be effective for the calendar year 2018, for grants made by the Company on January 4th, 2018, the undersigned Grantee hereby elects the following as of January 1, 2018 (the "Election Date").

Election to Receive Shares

Pursuant to the terms of the Company 2009 Equity Incentive Plan (the "Plan"), I hereby elect to receive or defer my 2018 equity grant upon vesting in accordance with this election. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Annual Equity Election

____   I hereby elect to receive my 2018 equity grant upon vesting as provided for in Section 4(b) of my Award Agreement.

____   I hereby elect to defer the receipt of my 2018 equity grant as provided for in Section 4(a) of my Award Agreement.

Election Irrevocable

I understand that this election will become irrevocable on the Election Date with respect to equity granted to me for Board service during 2018.

Duration of Election

I understand that this election will be effective for 2018. If I do not submit another timely written director stock election for future periods, 100% of my equity grants for services performed during future periods will be delivered in accordance with the default terms of the Award Agreement.

Withholding

I understand and agree that the Company may take such action as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments made pursuant to the Plan.

Acknowledgement

I acknowledge receipt of a copy of the Plan and acknowledge and agree that this election is made pursuant to the Plan and is subject to all of the terms and conditions thereof.

Signature of Non-Employee Director:

Date: